Exhibit 10.1

SEPARATION AGREEMENT

        This agreement is between Champps Entertainment, Inc., (“Champps”) and Frederick J. Dreibholz (“Dreibholz”), and shall except as provided in paragraph 13, below, be effective on the day on which it is signed by Dreibholz (the “Effective Date”).

Recitals

        WHEREAS, Dreibholz has been employed by Champps as its Chief Financial Officer, Vice President and Assistant Secretary;

        WHEREAS, on August 16, 2005, Dreibholz ceased his employment with the Champps; and

        WHEREAS, Dreibholz and Champps desire to fully and finally resolve all matters between them to date, including, but in no way limited to, any issues that might arise out of Dreibholz’ employment or the termination of his employment;

Agreement

        In consideration of the conditions, covenants and agreements set forth below, the parties agree as follows:

        1.       Termination of Employment. Dreibholz’ employment with Champps and all of its subsidiaries will be terminated effective August 16, 2005.

        2.       Payment. Within 8 days after this agreement is delivered, fully executed, to counsel for Champps and if Dreibholz does not exercise his right of revocation under paragraph 13, below, Champps shall deliver to Dreibholz a check payable to “Frederick J. Dreibholz” in the amount of $ 19,038.60. The payment shall be characterized as a severance payment, and shall be subject to standard payroll withholdings. Champps will issue an I.R.S. Form W-2 reporting this payment to Dreibholz. Dreibholz shall sign a receipt for this check before tendering it for payment.

        3.        Release. (a) Dreibholz, for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of him, including, without limitation, his counsel (all of whom are collectively referred to as “Releasers”), hereby fully and forever release and discharge Champps, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers (excluding however any amounts recoverable pursuant to a worker's compensation claim) and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, all of whom are collectively referred to as “Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act; EXCEPT for the rights and obligations created by this agreement. Dreibholz hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Dreibholz understands and agrees that by signing this agreement he is giving up his right to bring any legal claim against Champps concerning, directly or indirectly, Dreibholz’ employment relationship with Champps, including his separation from employment. Dreibholz agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Champps, to include all actual or potential legal claims that Dreibholz may have against Champps, except as specifically provided otherwise in this agreement.

        (b) Champps for itself, its affiliates, and any other person or entity that could or might act on behlaf of it including, wihtout limitation, its attorneys (all of whom are collectively referred to as "Champps Releasers") hereby fully and forever release and discharge Dreibholz, his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Champps Releasor on account of Dreibholz' employment with Champps or separation therefrom, all of whom are collectively referred to as "Champps Releasees", of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Champps Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the Effective Date, without regard to present actual knowledge of such acts or omissions; EXCEPT as specfically provided otherwise in this agreement. Champps understands and agrees that by signing this agreement, it is giving up its right to bring any legal claim against Dreibholz concerning, directly or indirectly, Dreibholz' employment relationship with Champps. Champps agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Dreibholz, to include all actual or potential legal claims that Champps may have against Dreibholz, except as specifically provided otherwise in this agreement.

         4.       Trade Secrets and Confidential Business Information. Dreibholz acknowledges that in the course of his employment he became privy to certain confidential and proprietary business information and trade secrets of Champps (“Confidential Information”). “Confidential Information” includes all nonpublic information (whether in paper or electronic form, or contained in Dreibholz’ memory, or otherwise stored or recorded) relating to or arising from Champps’ business, including, without limitation, trade secrets used, developed or acquired by the Champps in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of Champps’ operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with Champps’ business; Champps’ business plans and strategies; the details of Champps’ relationships with the distributors, contractors and vendors utilized in Champps’ business; nonpublic forms, contracts and other documents used in Champps’ business; all information concerning Champps’ current employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in Champps’ business, whether proprietary to Champps or used by Champps under license from a third party; and all other information concerning Champps’ concepts, prospects, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Dreibholz. Dreibholz agrees that he shall not disclose or use any such Confidential Information. Dreibholz also warrants and represents that he has returned any and all documents and other property of Champps constituting a trade secret or other confidential research, development or commercial information in his possession, custody or control, and acknowledges that he has not retained any copies or originals of any such property of Champps. If Dreibholz breaches this obligations under this covenant he acknowledges he would commit a material breach and default under this agreement, for which Champps would be entitled to return of all sums paid to Dreibholz under this agreement and, in addition, all remedies available to Champps pursuant to applicable law, including specific performance of this covenant.

        5.       References. Dreibholz may indicate on a resume or employment application the fact of his employment with Champps. Dreibholz may list as a reference Donna Depoian, who will respond to inquiries concerning Dreibholz by providing only Dreibholz’ salary and position histories, and dates of hire and separation. Dreibholz may also list as references past or present employees of Champps, solely in those persons’ individual capacities and not in a representative capacity involving Champps. Dreibholz agrees that any future claim that he may have that directly or indirectly arises from or relates to his use of a past or present Champps employee other than Donna Depoian as a reference shall not be made against Champps under any circumstances. Dreibholz expressly assumes all risks associated with listing any past or present Champps employee, other than Donna Depoian, as a reference, and explicitly authorizes any past or present Champps employee whom he chooses to name as a reference, other than Donna Depoian, to respond to any reference request openly, honestly and candidly as to both fact and opinion.

        6.       Authority and Nonassignment. The parties warrant that each has authority to enter into this agreement, and that neither has transferred to any other person or entity any claim, action, demand, or cause of action released by this agreement.

        7.        Covenant of Non-Disparagement. (a) Dreibholz covenants never to disparage or speak ill of Champps or any Champps product or service, or of any past or present employee, officer or director of Champps, nor shall Dreibholz at any time harass or behave unprofessionally toward any past, present or future Champps employee, officer or director. If Dreibholz breaches this obligations under this covenant he acknowledges he would commit a material breach and default under this agreement, for which Champps would be entitled to return of all sums paid to Dreibholz under this agreement and, in addition, all remedies available to Champps pursuant to applicable law, including specific performance of this covenant.

        (b) Champps covenants that the CEO shall not, while employed by or while serving on the board of directors of Champps, disparage or speak ill of Dreibholz, nor shall any such person, while employed by or while serving on the board of directors of Champps, at any time harass or behave unprofessionaly toward Dreibholz.

        8.        Non-Solicitation. For a period of one year following the date of Dreibholz’ resignation, Dreibholz shall not without Champps’ prior written consent directly or indirectly (a) cause or attempt to cause any employee, agent or contractor of Champps to terminate his or her employment, agency or contractor relationship with Champps; (b) interfere or attempt to interfere with the relationship between Champps and any employee, agent or contractor; (c) hire or attempt to hire any employee of Champps. If Dreibholz breaches his obligations under this covenant he acknowledges he would commit a material breach and default under this agreement, for which Champps would be entitled to return of all sums paid to Dreibholz under this agreement and, in addition, all remedies available to Champps pursuant to applicable law, including specific performance of this covenant.

        9.       Covenant of Cooperation in Litigation. Dreibholz acknowledges that because of his position with Champps, he may possess information that may be relevant to or discoverable in litigation in which Champps is involved or may in the future be involved. Dreibholz agrees that he shall testify truthfully in connection with any such litigation, shall cooperate with Champps in connection with such litigation, and that his duty of cooperation shall include an obligation to meet with Champps representatives and/or counsel concerning such litigation for such purposes, and at such times and places, as Champps deems necessary, in its sole discretion, and to appear for deposition upon Champps’ request and without a subpoena. Dreibholz shall not be entitled to any compensation in connection with his duty of cooperation, except that Champps shall reimburse Dreibholz for reasonable out-of-pocket expenses that he incurs in honoring his obligation of cooperation, including costs for loss of earnings at his then current hourly rate of pay.

        10.       Additional Warranty and Acknowledgment. The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this agreement, and that this agreement is not in violation of or in conflict with any other agreement of either party.

        11.       Survival of Covenants and Warranties. All covenants and warranties contained in this agreement are contractual and shall survive the closing of this agreement.

        12.       Administrative Matters. Dreibholz covenants that following the Effective Date he will not take any action, or encourage any other person to take any action, calculated or likely to result in the initiation or an inquiry, investigation or other action concerning Champps by any federal, state or local governmental body or agency, and that were he to do so he would commit a material breach and default under this agreement, for which Champps would be entitled a return of all sums paid to Dreibholz under this agreement and, in addition, all remedies available to Champps pursuant to applicable law, including specific performance of this covenant.

        13.        Acknowledgment of Rights Under the Older Worker’s Benefits Protection Act.

        (a)        Dreibholz agrees and acknowledges that he: (i) understands the language used in this agreement and the agreement’s legal effect; (ii) understands that by signing this agreement he is giving up the right to sue Champps for age discrimination; (iii) will receive compensation under this agreement to which he would not have been entitled without signing this agreement; (iv) has been advised by Champps to consult with an attorney before signing this agreement; and (v) was given no less than twenty-one days to consider whether to sign this agreement.

        (b)        For a period of seven days after the Effective Date, Dreibholz may, in his sole discretion, rescind this agreement, by delivering a written notice of recision to Champps. If Dreibholz rescinds this agreement within seven calendar days after the Effective Date, this agreement shall be void, all actions taken pursuant to this agreement shall be reversed, and neither this agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this agreement. If Dreibholz does not rescind this agreement within seven calendar days after the Effective Date, this agreement shall become final and binding and shall be irrevocable.

        14.        Miscellaneous.

        (a)       Successors and Assigns. This agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

        (b)       Governing Law. This agreement shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

        (c)       Severability. In the event that a court of competent jurisdiction enters a final judgment holding invalid any provision of this agreement, the remainder of this agreement shall be fully enforceable.

        (d)       Integration. This agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements.

        (e)       Modification. This agreement shall not be modified except in a writing signed by the parties.

        (f)       Waiver. No term or condition of this agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement, except by a writing signed by the party charged with the waiver or estoppel. No waiver of any breach of this agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this agreement.

        (g)       Headings. Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this agreement.

        (h)       Gender and Number. Pronouns contained in this agreement shall apply equally to the feminine, neuter and masculine genders. The singular shall include the plural, and the plural shall include the singular.

        (i)       Other Agreements. Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this agreement.

        (j)       Burden of Proof. Any party contesting the validity or enforceability of any term of this agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

        (k)       Construction. The parties acknowledge that they and their respective counsel have reviewed or have had an opportunity to review this agreement in its entirety and have had a full and fair opportunity to negotiate its terms. Each party therefore waives all applicable rules of construction that any provision of this agreement should be construed against its drafter, and agrees that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.

        (l)       Disputes. Every dispute arising from or relating to this agreement shall be tried only in the state or federal courts situated in the Denver, Colorado, metropolitan area. The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

        (m)       Fees and Costs. In any action relating to or arising from this agreement, or involving its application, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys’ fees.

        (n)       Counterparts and Telecopies. This agreement may be executed in counterparts, or by copies transmitted by telecopier, all of which shall be given the same force and effect as the original.

Frederick Dreibholz /s/ Frederick J. Dreibholz Date: September 1, 2005	Champps Entertainment, Inc., By: /s/ David D. Womack As its: Chief Financial Officer Date:September 2, 2005